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As filed with the Securities and Exchange Commission on October 24, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

SUPERGEN, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	91-1841574 (IRS Employer Identification Number)

4140 Dublin Blvd., Suite 200
Dublin, California 94568
(925) 560-0100
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Joseph Rubinfeld, Ph.D.
President and Chief Executive Officer
SuperGen, Inc.
4140 Dublin Blvd., Suite 200
Dublin, California 94568
(925) 560-0100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
John V. Roos, Esq.
Junling Ma, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
(650) 493-9300

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)

Common Stock $0.001 par value	3,930,800	$1.72	$6,760,976	$622

(1)
Pursuant to Rule 416 under the Securities Act, this Registration Statement also relates to an indeterminate number of shares of Common Stock which are issuable upon stock splits, stock dividends, recapitalizations or other similar transactions.
(2)
Estimated solely for the purpose of computing the registration fee and based on the average high and low sale prices of the Common Stock of SuperGen, Inc. as reported on the Nasdaq National Market on October 17, 2002.
(3)
Computed pursuant to Rule 457(c) based on the average high and low sale prices of the Common Stock of SuperGen, Inc. as reported on the Nasdaq National Market on October 17, 2002.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

SUBJECT TO COMPLETION, DATED OCTOBER 24, 2002

3,930,800 SHARES

SUPERGEN, INC.

COMMON STOCK

        The selling stockholders of SuperGen, Inc. ("SuperGen," "we," or "the Company") listed on page 14 may offer and resell up to 3,930,800 shares of SuperGen, Inc. common stock under this prospectus, for their own account. We will not receive any proceeds from such sales. We issued these shares of our common stock to the selling stockholders in private transactions.

        Our common stock is listed on the Nasdaq National Market under the symbol "SUPG". On October 23, 2002, the last reported sale price for the common stock on the Nasdaq National Market was $1.82 per share.

        See "Risk Factors" beginning at page 3 to read about certain factors you should consider before buying shares of the Common Stock.

        Neither the Securities and Exchange Commission nor any Securities Commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October    , 2002.

SUMMARY

        We are an emerging pharmaceutical company dedicated to the acquisition, rapid development and commercialization of oncology therapies for solid tumors and hematological malignancies. We seek to minimize the time, expense and technical risk associated with drug commercialization by identifying and acquiring pharmaceutical compounds in the later stages of development, rather than committing significant resources to the research phase of drug discovery. We intend to retain significant participation in the commercialization of our proprietary products by funding and undertaking human clinical development ourselves. We believe this will allow us to maximize the commercial value of our products by either directly marketing our products or licensing them on more favorable terms than would be available if licensed earlier in the development cycle.

        We incorporated in March 1991 as a California corporation and changed our state of incorporation to Delaware in November 1997. Our executive offices are located at 4140 Dublin Blvd., Suite 200, Dublin, California 94568, and our telephone number at that address is (925) 560-0100. We maintain a website on the internet at www.supergen.com. Our website, and the information contained therein, is not a part of this prospectus.

RISK FACTORS

        You should carefully consider the risks described below, together with all of the other information included in or incorporated by reference into this prospectus, before making an investment decision. The risks and uncertainties described below are not the only ones we face. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

If the results of further clinical testing indicate that our proposed products are not safe and effective for human use, our business will suffer.

        Most of our products are in the development stage and prior to their sale will require the commitment of substantial resources. All of the potential proprietary products that we are currently developing will require extensive pre-clinical and clinical testing before we can submit any application for regulatory approval. Before obtaining regulatory approvals for the commercial sale of any of our products, we must demonstrate through pre-clinical testing and clinical trials that our product candidates are safe and effective in humans. Conducting clinical trials is a lengthy, expensive and uncertain process. Completion of clinical trials may take several years or more. The length of time generally varies substantially according to the type, complexity, novelty and intended use of the product candidate. For example, our Orathecin™ studies have been extremely complex, making it difficult for us to accurately predict definitive dates for regulatory milestone events. Our clinical trials may be suspended at any time if we or the United States Food and Drug Administration ("FDA") believe the patients participating in our studies are exposed to unacceptable health risks. We may encounter problems in our studies which will cause us or the FDA to delay or suspend the studies. Our commencement and rate of completion of clinical trials may be delayed by many factors, including:

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  ineffectiveness of the study compound, or perceptions by physicians that the compound is not effective for a particular indication;

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  inability to manufacture sufficient quantities of compounds for use in clinical trials;

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  inability to obtain FDA approval of our clinical trial protocols;

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  slower than expected rate of patient recruitment;

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  inability to adequately follow patients after treatment;

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  unforeseen safety issues;

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  lack of efficacy during the clinical trials; or

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  government or regulatory delays.

        The clinical results we have obtained to date do not necessarily predict that the results of further testing, including later-stage controlled human clinical testing, will be successful. If our trials are not successful, or are perceived as not successful by the FDA or physicians, our business, financial condition and results of operations will be harmed.

If we fail to obtain regulatory marketing approvals in a timely manner, our business will suffer.

        Even if we believe our trials are successful, the FDA may require additional clinical testing and, therefore we would have to commit additional unanticipated resources. The FDA has substantial discretion in the drug approval process. We cannot assure you that we will obtain the necessary regulatory approvals to market our products. The FDA and comparable agencies in foreign countries impose substantial requirements for the introduction of both new pharmaceutical products and generic products through lengthy and detailed clinical testing procedures, sampling activities and other costly and time-consuming compliance procedures. We have not yet received marketing approval for any of our internally developed proprietary products. Our proprietary drugs and products will require lengthy clinical trials along with FDA and comparable foreign agency review as new drugs. Our generic drugs will also require regulatory review and approval.

        We cannot predict with certainty if or when we might submit for regulatory review those products currently under development. Once we submit our potential products for review, we cannot assure you that the FDA or other regulatory agencies will grant approvals for any of our pharmaceutical products on a timely basis or at all. Sales of our products outside the United States will be subject to foreign regulatory requirements governing clinical trials and marketing approval. These requirements vary widely from country to country and could delay the introduction of our products in those countries.

If regulatory approval for Orathecin is not supported by our clinical data or if filing or approval of a New Drug Application with the FDA is delayed, our business will be harmed.

        We have expended significant resources on developing Orathecin and preparing an infrastructure to support its sales and marketing if approved for sale by regulatory authorities. While we believe we have a portfolio of product candidates with promise, we have focused much of our attention and resources on developing Orathecin. Our ongoing Phase III Orathecin clinical trials are large and complex and are requiring a significant amount of time and statistical analysis. For example, the trial design of these studies allows patients who initially were being treated with Gemzar or other therapies to elect to be treated with Orathecin. At the time the trials were designed, based on results of cancer studies conducted by others, we believed that the percentage of patients that would cross over for treatment with Orathecin would be in the range of 10% to 20% of the enrolled patients. Based on a preliminary review of the clinical trial information, we believe that the number of patients in our Orathecin studies that have actually crossed over to treatment with Orathecin has exceeded the number anticipated. This cross over could affect the statistical analysis of the study. There is no assurance that the data or statistical analysis from these trials will support a New Drug Application ("NDA") or that we will not be required to perform additional studies. If we are able to file an NDA, the approval process may take a significant amount of time and we may not be approved. If our Orathecin development activities are unsuccessful for these or other reasons, our business will be harmed.

The termination of our Orathecin related agreements with Abbott Laboratories may negatively impact our business.

        While we believe that the termination of our agreements with Abbott Laboratories ("Abbott") are advantageous to us in a number of respects, the termination also creates some challenges and uncertainties. By terminating our Orathecin related agreements we have eliminated restraints on our business activities and expanded some of our strategic alternatives which we deem very beneficial. At the same time we have foregone the opportunity to receive future milestone payments and other potential revenue and benefits from a well established and respected pharmaceutical company. In this respect the termination of the Abbott agreements may negatively impact our liquidity as we can not offset our development expenses with milestone payments. In addition, the termination of the agreements may be perceived negatively by other potential partners and may make it difficult for us to pursue opportunities with Orathecin or any other of our proprietary compounds. Because strategic relationships are critical to our business strategy and success such a perception may negatively impact our business.

Expanding indications for Nipent® is important to our future revenues. If we are unable to receive regulatory approval for use of Nipent to treat additional diseases our revenues will not expand as hoped.

        Part of our strategy involves expanding the market opportunities for our approved drugs by seeking approval of their use for treatment of additional diseases. Nipent, which has provided over 80% of our revenues in the past three years, is a product that we believe has promise for treatment of a variety of diseases. We are conducting a series of clinical trials with Nipent that are important to the expansion of our business. These trials include Phase IV trials for chronic lymphocytic leukemia, low grade non-Hodgkin's lymphoma, cutaneous and peripheral T-cell lymphomas, and Phase II/III studies for graft-versus-host disease. If these and our other Nipent clinical trials are not successful our business may not develop as planned.

We have a history of operating losses and an accumulated deficit, we may not achieve or maintain profitability in the future, and we may need to obtain additional funding.

        We incurred cumulative losses of $206.8 million for the period from inception through June 30, 2002. These losses included non-cash charges of $20.0 million for the acquisition of in-process research and development. Currently we are not profitable and we expect to continue to incur substantial operating losses at least through 2003. Our ability to achieve profitability will depend primarily on our ability to obtain regulatory approval for and successfully commercialize Orathecin. Our success will also depend, to a lesser extent, on our ability to develop and obtain regulatory approval of Nipent for indications other than hairy cell leukemia and to bring our proprietary products to market. Our ability to become profitable will also depend upon a variety of other factors, including the following:

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  increases in the level of our research and development, including the timing and costs of any expansion of clinical trials;

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  regulatory approvals of competing products, or expanded labeling approvals of existing products;

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  increases in sales and marketing expenses related to the commercial launch of Orathecin and other products;

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  delays in or inadequate commercial sales of Orathecin, once regulatory approvals have been received; and

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  expenditures associated with acquiring products, technologies or companies and further developing these assets.

        We cannot predict the outcome of these factors and we cannot assure you that we will ever become profitable.

        Even if we do become profitable, we may need substantial additional funding. We expect that our rate of spending will accelerate as a result of increased clinical trial costs and expenses associated with regulatory approval and commercialization of our products now in development. We anticipate that our capital resources will be adequate to fund operations and capital expenditures at least through June 2003. However, if we experience unanticipated cash requirements during this period, we could require additional funds much sooner. Our business, results of operations and cash flows will be adversely affected if we fail to obtain adequate funding in a timely manner, or at all. We may receive funds from the sale of equity securities, or the exercise of outstanding warrants and stock options. However, we cannot assure you that any of those fundings will occur, or if they occur, that they will be on terms favorable to us. Also, the dilutive effect of those fundings could adversely affect our results per share.

We depend on third parties for manufacturing and storage of our products and our business may be harmed if the manufacture of our products is interrupted or discontinued.

        We have no manufacturing facilities and we currently rely on third parties for manufacturing activities related to all of our products. As we develop new products and increase sales of our existing products, we must establish and maintain relationships with manufacturers to produce and package sufficient supplies of our finished pharmaceutical products, including Orathecin. Our manufacturing strategy presents the following risks:

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  delays in scale-up to quantities needed for multiple clinical trials could delay clinical trials, regulatory submissions and commercialization of our products in development;

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  our current and future manufacturers are subject to ongoing periodic unannounced inspection by the FDA and corresponding state agencies for compliance with strictly enforced Good Manufacturing Practices ("GMP") regulations and similar foreign standards, and we do not have control over our third-party manufacturers' compliance with these regulations and standards;

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  if we need to change to other commercial manufacturing contractors, the FDA and comparable foreign regulators must approve these contractors prior to our use. This would require new testing and compliance inspections. The new manufacturers would have to be educated in, or themselves develop substantially equivalent processes necessary for, the production of our products;

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  if market demand for our products increases suddenly, our current manufacturers might not be able to fulfill our commercial needs, which would require us to seek new manufacturing arrangements and may result in substantial delays in meeting market demand; and

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  we may not have intellectual property rights, or may have to share intellectual rights, to any improvements in the manufacturing processes or new manufacturing processes for our products.

        Any of these factors could delay clinical trials or commercialization of our products under development, interfere with current sales, entail higher costs, and result in our being unable to effectively sell our products. In addition, we may be unable to locate replacement supply sources, or the sources that we may locate may not provide us with similar reliability or pricing and our business could suffer. For example, the company that had been purifying our Nipent finished product filed for bankruptcy in mid-2001, and although we were able to locate a replacement manufacturer quickly, the replacement manufacturer did not receive FDA approval until May 2002. As a result, we experienced unusually low inventory levels during the first quarter of 2002, causing our first quarter revenues to suffer. The new manufacturer has completed two production batches, which should meet our supply needs for the next year.

        In addition, we store the majority of the unpurified, bulk form of Nipent at a single location. Improper storage, fire, natural disaster, theft or other conditions at this location that may lead to the loss or destruction of the bulk concentrate could adversely affect our business, results of operations and cash flows.

        We do not currently intend to manufacture any pharmaceutical products, although we may choose to do so in the future. If we decide to manufacture products, we would be subject to the regulatory risks and requirements described above. We will also be subject to similar risks regarding delays or difficulties encountered in manufacturing these pharmaceutical products and we will require additional facilities and substantial additional capital. In addition, we have only limited experience in manufacturing pharmaceutical products. We cannot assure you that we would be able to manufacture any of these products successfully in accordance with regulatory requirements and in a cost-effective manner.

We have limited sales and marketing capabilities and no distribution capabilities and may not be able to successfully commercialize our products.

        We currently have limited sales and marketing resources and no distribution capability. Although we have 25 sales and marketing personnel focusing on the sale of our products to hospitals and hospital buying groups, we anticipate relying on third parties to sell and market some of our primary products. For example, before the termination of our Orathecin agreements with Abbott we anticipated relying on Abbott to assist in the distribution and sale of Orathecin. Our current sales and marketing resources are inadequate to effectively market and sell Orathecin and we may not be able to enter into additional sales and marketing arrangements with others on acceptable terms, if at all. If our arrangements with third parties are not successful, or if we are unable to enter into third-party arrangements, then we may need to substantially expand our sales and marketing force. We may not succeed in enhancing our sales and marketing capabilities or have sufficient resources to do so. If we do develop such capabilities, we will compete with other companies that have experienced and well-funded sales and marketing operations. We currently rely on third parties to distribute our products and expect to continue to do so in the future. If we fail to establish successful sales and marketing capabilities or fail to enter into successful marketing arrangements with third parties, or if our third party distributors fail to perform their obligations, our business, financial condition and results of operations will be materially and adversely affected.

Our strategic relationships with AVI BioPharma, Inc. and Peregrine Pharmaceuticals could cause us to expend significant money on development costs with no assurance of financial return.

        Under our strategic relationships with AVI BioPharma, Inc. and Peregrine Pharmaceuticals, in exchange for marketing and other rights, we have agreed to make equity investments, fund clinical development activities, and pay license fees. The compounds underlying these strategic relationships may prove to be ineffective, may fail to receive regulatory approvals, may be unprotectable by patents or other intellectual property rights, or may otherwise not be commercially viable. If these strategic relationships are not successful our business will be materially and adversely affected.

If we fail to comply with the governmental regulations, our business will suffer.

        All new drugs, including our products under development, are subject to extensive and rigorous regulation by the FDA, and comparable agencies in state and local jurisdictions and in foreign countries. These regulations govern, among other things, the development, testing, manufacturing, labeling, storage, pre-market approval, advertising, promotion, sale and distribution of our products. Satisfaction of these requirements typically takes several years and the time needed to satisfy them may vary substantially, based on the type, complexity and novelty of the pharmaceutical product. The effect of government regulation may be to delay or to prevent marketing of our potential products for a considerable period of time and to impose costly procedures upon our activities. If regulatory approval of our products is granted, such approval may impose limitations on the indicated uses for which our products may be marketed. Further, even if regulatory approval is obtained for a product, later discovery of previously unknown problems may result in restrictions of the product, including withdrawal of the product from the market.

        Among the conditions for FDA approval of all of our products in development is the requirement that the manufacturer's (at either our facilities or those of a third party manufacturer) quality control and manufacturing procedures conform to current GMP, which must be followed at all times. The FDA and foreign regulatory authorities strictly enforce GMP requirements through periodic unannounced inspections. We cannot assure you that the FDA will determine that our facilities and manufacturing procedures or any third party manufacturer of our products will conform to GMP requirements. Additionally, we, or our third party manufacturer, must pass a pre-approval inspection before we can obtain marketing approval for any of our products in development. Failure to comply with applicable FDA and other regulatory requirements can result in sanctions being imposed on us or the manufacturers of our products including warning letters, product recalls or seizures, injunctions, refusals to permit products to be imported into or exported out of the United States, refusals of the FDA to grant pre-market approval or to allow us to enter into government supply contracts, withdrawals of previously approved marketing applications, civil fines and criminal prosecutions.

        We and our contract research organizations are also required to comply with current Good Clinical Practice ("GCP") regulations and guidelines enforced by the FDA for all of our products in clinical development. FDA enforces GCPs through periodic inspections of study sponsors, principal investigators, and study sites. If we or our contract research organizations fail to comply with applicable GCPs, the clinical data generated in our studies may be deemed unreliable and FDA may require us to perform additional studies before approving our marketing applications. We cannot assure you that FDA will determine that any of our studies for products in clinical development comply with GCPs.

        The FDA's policies may change and additional government regulations may be promulgated which could prevent or delay regulatory approval of our products. We cannot predict the likelihood of adverse governmental regulation which may arise from future legislative or administrative action, either in the United States or abroad.

If we fail to compete effectively, particularly against larger, more established pharmaceutical companies with greater resources, our business will suffer.

        Factors affecting competition in the pharmaceutical industry vary depending on the extent to which the competitor is able to achieve a competitive advantage based on proprietary technology. These factors include financial resources, research and development capabilities, and manufacturing and marketing experience and resources. If we are able to establish and maintain a significant proprietary position with respect to our proprietary products, competition will likely depend primarily on the effectiveness of our products, their acceptance in the marketplace and their pricing and the number, gravity and severity of their unwanted side effects as compared to alternative products.

        Our competitors have substantially greater financial, research and development, manufacturing and marketing experience and resources than we do and represent substantial long-term competition for us. These competitors and probable competitors include established companies such as Eli Lilly & Co., Ortho Biotech, Berlex, Bristol-Myers Squibb Company, Immunex Corp and others. If these companies succeed in developing pharmaceutical products that are more effective or less costly than any that we may develop or market, our business will suffer.

The patents on the compounds for which we are developing generic and Extra products are held by third parties. If these patents are expanded in scope or do not expire when anticipated, our business could suffer.

        We are developing and plan to market several generic and Extra drugs based on existing compounds, some of which are currently protected by one or more patents held by others. If the existing patent protection for these drugs is maintained or expanded, it is unlikely that we will be able to market our own generic and Extra versions of those drugs without obtaining a license from the patent owner, which may not be available on commercially acceptable terms, or at all.

Asserting, defending and maintaining intellectual property rights could be difficult and costly and failure to do so will harm our ability to compete and the results of our operations.

        If competitors develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets, if our trade secrets are disclosed or if we cannot effectively protect our rights to unpatented trade secrets, our business will be harmed.

        The pharmaceutical fields are characterized by a large number of patent filings. A substantial number of patents have already been issued to other pharmaceutical companies, research or academic institutions or others. Competitors may have filed applications for or have been issued patents and may obtain additional patents and proprietary rights related to products or processes that compete with or are similar to ours. We may not be aware of all of the patents potentially adverse to our interests that may have been issued to others.

        We actively seek patent protection for our proprietary products and technologies. We have a number of United States patents and also have licenses to, or assignments of, numerous patents issued both in the United States and elsewhere. We may also license our patents outside the United States. Limitations on patent protection outside the United States, and differences in what constitutes patentable subject matter in countries outside the United States, may limit the protection we have on patents or licenses of patents outside the United States.

        Litigation may be necessary to protect our patent position, and we cannot be certain that we will have the required resources to pursue the necessary litigation or otherwise to protect our patent rights. Our efforts to protect our patents may fail. In addition to pursuing patent protection in appropriate cases, we also rely on trade secret protection for unpatented proprietary technology. However, trade secrets are difficult to protect. Our trade secrets or those of our collaborators may become known or may be independently discovered by others.

        Our proprietary products are dependent upon compliance with numerous licenses and agreements. These licenses and agreements require us to make royalty and other payments, reasonably exploit the underlying technology of the applicable patents, and comply with regulatory filings. If we fail to comply with these licenses and agreements, we could lose the underlying rights to one or more of these potential products, which would adversely affect our business, results of operations and cash flows.

        From time to time we receive correspondence inviting us to license patents from third parties. Although we know of no pending patent infringement suits, discussions regarding possible patent infringements or threats of patent infringement litigation either related to patents held by us or our licensors or our products or proposed products, there has been, and we believe that there will continue to be, significant litigation in the pharmaceutical industry regarding patent and other intellectual property rights. Claims may be brought against us in the future based on patents held by others. These persons could bring legal actions against us claiming damages and seeking to enjoin clinical testing, manufacturing and marketing of the affected product. If we become involved in any litigation, it could consume a substantial portion of our resources, regardless of the outcome of the litigation. If any of these actions are successful, in addition to any potential liability for damages, we could be required to obtain a license to continue to manufacture or market the affected product. We cannot assure you whether we would prevail in any of these actions or that we could obtain any licenses required under any of these patents on acceptable terms, if at all.

If we lose key personnel or are unable to attract and retain additional, highly skilled personnel required for the expansion of our activities, our business will suffer.

        Our success is dependent on key personnel, including Dr. Joseph Rubinfeld, our President and Chief Executive Officer, and members of our senior management and scientific staff. To successfully expand our operations, we will need to attract and retain additional, highly skilled individuals, particularly in the areas of sales, marketing, clinical administration, manufacturing and finance. We compete with other companies for the services of existing and potential employees. We believe our compensation and benefits packages are competitive for our geographical region and our industry group. However, we may be at a disadvantage to the extent that potential employees may favor larger, more established employers.

The continuing efforts of government and third-party payers to contain or reduce the costs of healthcare may adversely affect our revenues.

        Our revenues may be affected by the continuing efforts of governmental and third-party payers to contain or reduce the costs of health care. We cannot predict the effect that these health care reforms may have on our business, and it is possible that any of these reforms will adversely affect our business. In addition, in both the United States and elsewhere, sales of prescription pharmaceuticals are dependent in part on the availability of reimbursement to the consumer from third-party payers, like government and private insurance plans. Third-party payers are increasingly challenging the prices charged for medical products and services. If our current and proposed products are not considered cost-effective, reimbursement to the consumer may not be available or be sufficient to allow us to sell products on a competitive basis.

We may be subject to product liability lawsuits and our insurance may be inadequate to cover damages.

        Clinical trials or marketing of any of our current and potential products may expose us to liability claims from the use of these products. We currently carry product liability insurance. However, we cannot be certain that we will be able to maintain insurance on acceptable terms for clinical and commercial activities or that the insurance would be sufficient to cover any potential product liability claim or recall. If we fail to have sufficient coverage, our business, results of operations and cash flows could be adversely affected.

If we are unable to comply with environmental laws and regulations, our business may be harmed.

        We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and waste products. We currently maintain a supply of several hazardous materials at our facilities. In the event of an accident, we could be held liable for any damages that result, and the liability could exceed our resources. While we currently outsource our research and development programs involving the controlled use of biohazardous materials, if in the future we conduct these programs, we might be required to incur significant cost to comply with environmental laws and regulations.

Business interruptions could adversely affect our business.

        Our operations are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure and other events beyond our control. We do not have a detailed disaster recovery plan. In addition, we do not carry sufficient business interruption insurance to compensate us for losses that may occur and any losses and damages incurred by us could have a material adverse effect on our business.

Anti-takeover provisions may prevent you from realizing a premium return.

        Anti-takeover provisions of our certificate of incorporation and bylaws make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

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  authorization of the issuance of up to 2,000,000 shares of our preferred stock;

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  elimination of cumulative voting; and

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  elimination of stockholder action by written consent.

        Our bylaws establish procedures, including notice procedures, with regard to the nomination, other than by or at the direction of our board of directors, of candidates for election as directors or for stockholder proposals to be submitted at stockholder meetings.

        We are also subject to Section 203 of the Delaware General Corporation Law, an anti-takeover provision. In general, Section 203 of the Delaware General Corporation Law prevents a stockholder owning 15% or more of a corporation's outstanding voting stock from engaging in business combinations with a Delaware corporation for three years following the date the stockholder acquired 15% or more of a corporation's outstanding voting stock. This restriction is subject to exceptions, including the approval of the board of directors and of the holders of at least two-thirds of the outstanding shares of voting stock not owned by the interested stockholder.

        These provisions are expected to discourage different types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with us.

        We believe that the benefits of increased protection of our potential ability to negotiate with the proponents of unfriendly or unsolicited proposals to acquire or restructure us outweigh the disadvantages of discouraging those proposals because, among other things, negotiation of those proposals could result in an improvement of their terms.

The trading price of our common stock has been volatile and may fluctuate due to factors beyond our control.

        The trading price of our common stock is subject to significant fluctuations in response to numerous factors, including:

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  variations in anticipated or actual results of operations;

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  announcements of new products or technological innovations by competitors;

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  FDA approval or rejection of pending applications and regulatory enforcement actions;

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  changes in earnings estimates of operational results by analysts; and

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  results of clinical trials.

        Moreover, the stock market from time to time has experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging growth companies and which have often been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance. Statements containing terms such as "believe," "do not believe," "plan," "expect," "intend," "estimate," "anticipate" and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements.

        Forward-looking statements involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements in certain sections of this prospectus, including under "Risk Factors." You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in:

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  this prospectus;

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  the materials referred to in this prospectus;

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  the materials incorporated by reference into this prospectus; and

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  our press releases.

        No forward-looking statement is a guarantee of future performance and you should not place undue reliance on any forward-looking statement.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms.

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders listed on page 14 sell all of our common stock registered under this prospectus:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

  •
  Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

  •
  Proxy Statement for the 2002 Annual Meeting of Stockholders.

  •
  Current Report on Form 8-K filed on March 8, 2002.

  •
  Current Report on Form 8-K filed on October 1, 2002.

  •
  The description of our common stock contained in our registration statement on Form 8-A, filed on January 18, 1996, including any amendment or report filed for the purpose of updating the description.

  •
  All other reports filed in accordance with Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2001.

        This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about SuperGen and our common stock. You may request a copy of these filings at no cost. Please direct your requests to:

  SuperGen, Inc.
  4140 Dublin Blvd., Suite 200
  Dublin, California 94568
  Attn: Investor Relations
  (925) 560-0100

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus Supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus Supplement is accurate as of any date other than the date on the front page of those documents.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the common stock by the selling stockholders.

DIVIDEND POLICY

        We have not declared or paid cash dividends on our common stock. We currently intend to retain all future earnings to fund the operation of our business and, therefore, we do not anticipate paying dividends in the foreseeable future. Future cash dividends, if any, will be determined by our board of directors.

SELLING STOCKHOLDERS

        In March 2001, we retained The Kriegsman Group to render advice and assistance to us with respect to financial public relations and promotion. As a part of this agreement, we entered into a Warrant Agreement dated March 22, 2001 with The Kriegsman Group for the purchase of up to 200,000 shares of our common stock. In connection with the Registration Rights Agreement dated March 22, 2001, we agreed to register the common stock underlying the warrants for resale by The Kriegsman Group. Other than the agreement to provide us with public relations and promotion consulting services and an agreement under which The Kriegsman Group is providing us with financial consulting, business strategy and other related services, The Kriegsman Group has not held any positions or offices or had material relationships with us or any of our affiliates within the past three years.

        In September 2002, we sold common stock and warrants in a private placement. The 3,730,800 shares of our common stock being offered by the selling stockholders were acquired from us pursuant to a Securities Purchase Agreement and Warrant Agreements dated September 23, 2002 and September 24, 2002, respectively. In connection with the Registration Rights Agreement dated September 23, 2002, we agreed to register the common stock and the common stock underlying the warrants for resale. The selling stockholders have not held any positions or offices or had material relationships with us or any of our affiliates within the past three years, other than as a result of the ownership of our common stock.

        Under the terms of the warrants, a selling stockholder may not exercise warrants, to the extent such exercise would cause such selling stockholder to have acquired a number of shares of common stock which would equal or exceed 4.99% of our then outstanding common stock, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised. The number of shares and percentages set forth in the following table does not reflect this limitation.

        The following table sets forth information with respect to the number of shares of common stock beneficially owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. The information in the table below is current as of the date of this prospectus. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

        The following table assumes that the selling stockholders sell all of their shares being offered pursuant to this prospectus. We are unable to determine the exact number of shares that will actually be sold.

        The percentage of shares beneficially owned is based on 33,284,768 shares outstanding at September 30, 2002 determined in accordance with rule promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. To prevent dilution to the selling stockholder, the following numbers may change because of adjustments to reflect stock splits, stock dividends or similar events involving our common stock.

	Number of Shares Beneficially Owned Prior to the Offering
Name				Number of Shares Being Offered
	Number		Percent
The Kriegsman Group (1)	200,000		*	200,000
Smithfield Fiduciary LLC (2)	2,000,000	**	6.0%	2,000,000	**
Cranshire Capital, L.P. (3)	400,000		1.2%	400,000
AIG DKR Soundshore Private Investors Holding Fund Ltd. (4)	332,800		*	332,800
Omicron Master Trust (5)	480,000		1.4%	480,000
OTATO L.P. (6)	200,000		*	200,000
Mainfield Enterprises Inc. (7)	200,000		*	200,000
Paul Revere, LLC (8)	118,000		*	118,000

*
Represents beneficial ownership of less than 1% of common stock.
**
See limitation in third paragraph preceding this table.
(1)
Consists of shares issuable upon exercise of a warrant for the purchase of common stock at an exercise price of $10.47 per share, issued to The Kriegsman Group as partial compensation for consulting and other related services.
(2)
Includes 1,000,000 shares of common stock held by Smithfield Fiduciary LLC, all of which are registered for sale under this prospectus, and 1,000,000 shares that Smithfield Fiduciary LLC has the right to acquire upon exercise of outstanding warrants. 666,667 shares subject to the warrants have an exercise price of $4.00 and 333,333 shares subject to the warrants have an exercise price of $5.00.
(3)
Includes 200,000 shares of common stock held by Cranshire Capital, L.P., all of which are registered for sale under this prospectus, and 200,000 shares that Cranshire Capital, L.P. has the right to acquire upon exercise of outstanding warrants. 133,334 shares subject to the warrants have an exercise price of $4.00 and 66,666 shares subject to the warrants have an exercise price of $5.00.
(4)
Includes 166,400 shares of common stock held by AIG DKR Soundshore Private Investors Holding Fund Ltd., all of which are registered for sale under this prospectus, and 166,400 shares that AIG DKR Soundshore Private Investors Holding Fund Ltd. has the right to acquire upon exercise of outstanding warrants. 110,934 shares subject to the warrants have an exercise price of $4.00 and 55,466 shares subject to the warrants have an exercise price of $5.00.
(5)
Includes 240,000 shares of common stock held by Omicron Master Trust, all of which are registered for sale under this prospectus, and 240,000 shares that Omicron Master Trust has the right to acquire upon exercise of outstanding warrants. 160,000 shares subject to the warrants have an exercise price of $4.00 and 80,000 shares subject to the warrants have an exercise price of $5.00.
(6)
Includes 100,000 shares of common stock held by OTATO L.P., all of which are registered for sale under this prospectus, and 100,000 shares that OTATO L.P. has the right to acquire upon exercise of outstanding warrants. 66,667 shares subject to the warrants have an exercise price of $4.00 and 33,333 shares subject to the warrants have an exercise price of $5.00.
(7)
Includes 100,000 shares of common stock held by Mainfield Enterprises Inc., all of which are registered for sale under this prospectus, and 100,000 shares that Mainfield Enterprises Inc. has the right to acquire upon exercise of outstanding warrants. 66,667 shares subject to the warrants have an exercise price of $4.00 and 33,333 shares subject to the warrants have an exercise price of $5.00.

(8)
Paul Revere, LLC is an affiliate of Rodman & Renshaw, Inc., who acted as placement agent in the September 2002 transaction. Consists of shares issuable upon exercise of a warrant for the purchase of common stock at an exercise price of $3.00 per share.

PLAN OF DISTRIBUTION

        The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  short sales

  •
  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        In addition, the selling stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell shares short and deliver the shares to close out such short positions. The selling stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

        Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

        The selling stockholders may from time to time pledge or grant a security interest in some or all of the Shares or common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

        The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

        The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

        The Company is required to pay all fees and expenses incident to the registration of the shares, including $5,000 of fees and disbursements of counsel to the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the issuance of the shares of common stock will be passed upon for us by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

3,930,800 Shares

SUPERGEN, INC.

Common Stock

PROSPECTUS

October            , 2002

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The Registrant will pay all reasonable expenses incident to the registration of the shares other than any commissions and discounts of underwriters, dealers or agents. Such expenses are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

Amount to Be Paid
SEC registration fee	$622
Legal fees and expenses*	$5,000
Accounting fees and expense*	$10,000
Printing expenses*	$2,500
Miscellaneous*	$878

Total	$14,500

*
Estimate

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation's Law authorizes a corporation to indemnify its directors, officers, employees or other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses incurred) under certain circumstances for liabilities arising under the Securities Act. The Registrant's Certificate of Incorporation (Exhibit 3.1 hereto) provides for the indemnification of directors to the fullest extent permissible under Delaware General Corporation Law. Article VI of the Registrant's Bylaws (Exhibit 3.2 hereto) provides indemnification of its directors and officers to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into indemnification agreements with its directors and officers.

        Under the Registration Rights Agreements (Exhibits 4.1 and 4.4 hereto), the Registrant has agreed to indemnify the selling stockholders and persons controlling the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933, and the selling stockholders have agreed to indemnify the Registrant, its directors, its officers and certain control and related persons against certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 16. EXHIBITS.

Exhibit Number		Description of Document
3.1	(a)	Amended and Restated Certificate of Incorporation of the Registrant
3.2	(b)	Bylaws, as amended, of the Registrant
4.1		Registration Rights Agreement dated March 22, 2001 by and between SuperGen and The Kriegsman Group
4.2		Warrant A Agreement dated March 22, 2001 by and between SuperGen and The Kriegsman Group
4.3	(c)	Securities Purchase Agreement dated September 23, 2002 by and between SuperGen, Inc. and the purchasers named therein
4.4	(c)	Registration Rights Agreement dated September 23, 2002 by and between SuperGen, Inc. and the purchasers named therein
4.5	(c)	Form of Warrant dated September 24, 2002 issued to the purchasers under the Securities Purchase Agreement
4.6	(c)	Warrant issued to Rodman & Renshaw, Inc. dated September 24, 2002
5.1		Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
23.1		Consent of Ernst & Young LLP, Independent Auditors
23.2		Consent of Counsel (included in Exhibit 5.1)
24.1		Power of Attorney (included on page II-4)

(a)
Incorporated by reference from the Registrant's Report on Form 10-Q filed with the Securities and Exchange Commission on August 11, 2000.

(b)
Incorporated by reference from the Registrant's Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2001.

(c)
Incorporated by reference from the Registrant's Report on Form 8-K dated September 23, 2002 filed with the Securities and Exchange Commission on October 1, 2002.

ITEM 17. UNDERTAKINGS.

        SuperGen hereby undertakes:

1.
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable,

  each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of SuperGen pursuant to the foregoing provisions, or otherwise, SuperGen has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by SuperGen of expenses incurred or paid by a director, officer, or controlling person of SuperGen in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, SuperGen will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Ramon, state of California, on October 24, 2002.

SUPERGEN, INC.
By:	/s/ JOSEPH RUBINFELD Joseph Rubinfeld, Ph.D. Chief Executive Officer, President and Director

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Joseph Rubinfeld and Edward L. Jacobs, and each of them individually, as attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOSEPH RUBINFELD Joseph Rubinfeld	Chief Executive Officer, President and Director (Principal Executive Officer)	October 24, 2002
/s/ EDWARD L. JACOBS Edward L. Jacobs	Chief Business Officer and Chief Financial Officer (Principal Financial and Accounting Officer)	October 24, 2002
/s/ CHARLES J. CASAMENTO Charles J. Casamento	Director	October 24, 2002
/s/ THOMAS V. GIRARDI Thomas V. Girardi	Director	October 24, 2002
/s/ WALTER J. LACK Walter J. Lack	Director	October 24, 2002
/s/ JAMES S.J. MANUSO James S.J. Manuso	Director	October 24, 2002
/s/ MICHAEL D. YOUNG Michael D. Young	Director	October 24, 2002

EXHIBIT INDEX

Exhibit Number		Description Of Document
3.1	(a)	Amended and Restated Certificate of Incorporation of the Registrant
3.2	(b)	Bylaws of the Registrant, as amended and restated through May 30, 2001
4.1		Registration Rights Agreement dated March 22, 2001 by and between SuperGen, Inc. and The Kriegsman Group
4.2		Warrant A Agreement dated March 22, 2001 by and between SuperGen, Inc. and The Kriegsman Group
4.3	(c)	Securities Purchase Agreement dated September 23, 2002 by and between SuperGen, Inc. and the purchasers named therein
4.4	(c)	Registration Rights Agreement dated September 23, 2002 by and between SuperGen, Inc. and the purchasers named therein
4.5	(c)	Form of Warrant dated September 24, 2002 issued to the purchasers under the Securities Purchase Agreement
4.6	(c)	Warrant issued to Rodman & Renshaw, Inc. dated September 24, 2002
5.1		Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
23.1		Consent of Ernst & Young LLP, Independent Auditors
23.2		Consent of Counsel (included in Exhibit 5.1)
24.1		Power of Attorney (included on page II-4)

(a)
Incorporated by reference from the Registrant's Report on Form 10-Q filed with the Securities and Exchange Commission on August 11, 2000.

(b)
Incorporated by reference from the Registrant's Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2001.

(c)
Incorporated by reference from the Registrant's Report on Form 8-K dated September 23, 2002 filed with the Securities and Exchange Commission on October 1, 2002.

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SUMMARY
RISK FACTORS
NOTE REGARDING FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
USE OF PROCEEDS
DIVIDEND POLICY
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX